SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2012

JONES LANG LASALLE INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive, Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (312) 782-5800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers.

The Compensation Committee (the Committee) of the Board of Directors of Jones Lang LaSalle Incorporated (the Company) has approved a new Performance Incentive Compensation Agreement (the Agreement) for Colin Dyer, our Chief Executive Officer.

The Committee, working with its independent compensation consultant, has designed the Agreement to accomplish two main objectives:

(1)	to create an additional retention incentive for Mr. Dyer to remain with the Company and to continue to provide the leadership that the Board believes has created significant organizational and shareholder value, and driven strong performance, during his tenure; and

(2)	to create an additional incentive for Mr. Dyer to drive performance of the Company’s financial and strategic goals as the Committee establishes them each year in connection with the development of our executive compensation program, which we describe in our annual proxy statements.

Accordingly, the Company has agreed to pay a performance-based benefit (the Benefit) in the event that: (1) Mr. Dyer terminates his employment on any date after the date on which he has both (a) reached age 62 and (b) attained ten years of service with the Company (the earliest date on which both conditions can be met is during September, 2014, which is the Eligibility Date); (2) Mr. Dyer is involuntarily terminated without cause at any time in the future; or (3) Mr. Dyer dies or is significantly disabled at any time in the future.

The Benefit will be determined according to a formula, which operates as follows:

(1)	in the event of termination after the Eligibility Date, including as the result of Mr. Dyer’s death or disability, the annual value of the Benefit will equal $250,000 plus 8.5% of Mr. Dyer’s Final Average Annual Incentive (as defined below); and

(2)	in the event of Mr. Dyer’s involuntary termination without cause, death or disability before the Eligibility Date, the annual value of the Benefit will be pro-rated according to number of full months of service relative to ten years of service.

Final Average Annual Incentive means the average of the two highest consecutive years’ Non-Equity Incentive Plan Compensation, which includes only cash payments attributable to the Company’s Stock Award and Incentive Plan (or such similar or successor annual incentive bonus plan), in the five years preceding the year in which termination takes place, as reported in the corresponding column of the Summary Compensation Table of the Company’s annual proxy statements. This excludes (i) any cash payments to Mr. Dyer under the GEC Long-Term Incentive Plan and (ii) any other special bonuses that the Company may pay or provide Mr. Dyer. However, in the event that the Company offered to pay an annual incentive bonus to Mr. Dyer, but Mr. Dyer voluntarily declined to accept all or part of such annual incentive bonus (as he did in 2008 in connection with the Company’s actions in reaction to the global financial crisis taking place at the time), then for purposes of calculating the Final Average Annual Incentive, the full amount of the annual incentive bonus offered by the Company to Mr. Dyer shall be counted.

The annual Benefit will be paid out in the form of annuity payments according to certain elections that Mr. Dyer will be permitted to make. Mr. Dyer will be an unsecured creditor of the Company with respect to the Company’s financial obligation to pay the Benefit.

There is no accumulated benefit under the Agreement since payments under the Agreement are subject to the satisfaction of the conditions noted above and will be based on future amounts of cash compensation to be reported in our Proxy Statements that we are unable to determine at this time.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibit is included with this Report:

99.1.	Form of CEO Performance Incentive Agreement dated as of April 19, 2012 between Jones Lang LaSalle Incorporated and Colin Dyer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2012	JONES LANG LASALLE INCORPORATED

By:	/s/ Mark J. Ohringer
	Name:	Mark J. Ohringer
	Title:	Executive Vice President, Global General Counsel and Corporate Secretary

Exhibit Index

Exhibit 99.1	Form of CEO Performance Incentive Agreement dated as of April 19, 2012 between Jones Lang LaSalle Incorporated and Colin Dyer.